Exhibit 99.1

Nordson Corporation Announces Medical and Fluid Solutions Segment Leadership Transition

WESTLAKE, Ohio, April 28, 2025-Nordson Corporation (Nasdaq: NDSN) announced today that Justin Hall has been promoted to Executive Vice President (EVP) and Medical and Fluid Solutions (MFS) segment leader. Mr. Hall joined Nordson in 2006 and has a strong performance track record. He has held leadership positions within the Company’s three segments and built deep expertise in deploying the NBS Next growth framework. Stephen Lovass, former EVP and MFS segment leader, will be leaving the Company, effective immediately.

“Justin is a tenured Nordson leader who has deployed NBS Next holistically to position the Company for organic growth in multiple end markets. I am looking forward to his new perspective and partnership within MFS,” said President and Chief Executive Officer Sundaram Nagarajan.

Mr. Nagarajan continued, “Our medical portfolio is well positioned with differentiated products and a close-to-the-customer business model. The Atrion acquisition in 2024 further enhanced our customer offering. Medical is an attractive end market fueled by long-term growth drivers, including aging of the population, increasing healthcare spending and procedures, adopting of minimally invasive surgical techniques and continuing innovation. We must execute on the market opportunities, and I believe Justin and his medical leadership team will return this segment to above-market growth.”

“We appreciate Stephen’s many contributions to Nordson over the years. His leadership has positioned the MFS segment to move forward on its organic growth journey,” said Mr. Nagarajan.

More information about Justin Hall

Justin joined Nordson's Industrial Coating Systems business in 2006 as an application engineer, and subsequently held positions of increasing responsibility, including leadership roles for Nordson Sealant Equipment and automotive businesses globally. In 2020, he was promoted to general manager, Nordson MEDICAL Fluid Components, where he led the implementation of NBS Next as one of the first divisions involved in the NBS Next pilot program. This positioned the business to meet the unprecedented customer demand for medical fluid components during the pandemic. Most recently, Justin was the vice president of the Electronics Processing Systems business where he holistically deployed NBS Next to position the business for profitable growth as the semiconductor packaging cycle begins to inflect. Mr. Hall holds a B.S. in electrical

Exhibit 99.1
engineering from Cleveland State University and an MBA from the University of Northern Colorado.

Nordson Corporation is an innovative precision technology company that leverages a scalable growth framework to deliver top tier growth with leading margins and returns. The Company’s direct sales model and applications expertise serves global customers through a wide variety of critical applications. Its diverse end market exposure includes consumer non-durable, medical, electronics and industrial end markets. Founded in 1954 and headquartered in Westlake, Ohio, the Company has operations and support offices in over 35 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson_Corp or www.facebook.com/nordson.

Contacts

Lara Mahoney
Vice President
Investor Relations and Corporate Communications
440-204-9985
lara.mahoney@nordson.com